Exhibit 4.35

AMENDMENT NO. 1 AND ASSIGNMENT OF FIRST PREFERRED MORTGAGE

THIS AMENDMENT NO. 1 and ASSIGNMENT OF FIRST PREFERRED MORTGAGE (this "Amendment and Assigment") is made this 29th  day of October 2012 among (1) SAF-CONCORD SHIPPING LTD, a company organised and existing under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Liberia (the "Owner"), (2)  EUROBANK ERGASIAS S.A. (formerly known as EFG EUROBANK ERGASIAS S.A.), a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece (the "Existing Mortgagee") and (3) EUROBANK PRIVATE BANK LUXEMBOURG SA (formerly known as Eurobank EFG Private Bank Luxembourg SA), a banking societe anonyme duly incorporated under the laws of Luxembourg, having its registered office at 5, rue, Jean Monnet, L-2180 Luxembourg (the "Mortgagee"), and is supplemental to a first preferred mortgage dated 19 January 2009 in the total amount of United States Dollars thirteen million three hundred thousand (USD 13,300,000) made by the Owner in favor of the Existing Mortgagee (the "Mortgage") on the Liberian registered motor vessel «MONICA P.», Official No. 10909 of gross registered tons 27011 and 16011 net registered tons, built in 1998 (the "Vessel"), which Mortgage was recorded in accordance with the provisions of Liberian Law in the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia at at 1:01 AM, E.S.T. in Book PM 61 at Page 26 on 19 January 2009.

WHEREAS:

A.
The Owner is the sole owner of the whole of the Liberian flag motor vessel "MONICA P.", of gross registered tons 27011 and 16011 net registered tons, or thereabouts, built in 1998, and duly documented in the name of the Owner under the laws of the Republic of Liberia with her home port at Monrovia, Liberia and with official number 10909.

B.
The Owner granted the Mortgage to the Existing Mortgagee as security for its obligations arising from (a) a Loan Agreement dated 9th January 2009 (the "Loan Agreement") made between the Owner, as borrower and the Existing Mortgagee, as lender for a loan facility in the principal amount of US$10,000,000 made available to the Owner by the Existing Mortgagee  and (b) a master agreement (on the 1992 ISDA Master Agreement (Multicurrency-Crossborder) form and including the Schedule thereto), both dated 9th January 2009 (the "Master Swap Agreement") made between the Owner and the Existing Mortgagee which includes all Designated Transactions from time to time entered into and Confirmations of Designation Transactions from time to time exchanged under the Master Swap Agreement (as these terms are defined therein).

C.
Pursuant to an assignment agreement dated 29th July 2011 as same was amended by an amendment agreement dated 29th November 2011 (together, "Assignment Agreement"), made between the Existing Mortgagee as assignor and the Mortgagee as assignee, the Existing Mortgagee assigned to the Mortgagee and the Mortgagee accepted, as of originally named as an original bank/lender/mortgagee, all the rights and benefits, liabilities and obligations of the Existing Mortgagee under or in respect of, inter alia, the Loan Agreement and the

Mortgage, and the Mortgagee appointed the Existing Mortgagee to act as the Mortgagee's agent (is such capacity, referred to below as the "Agent") and authorized the Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under, inter alia, the Loan Agreement and the Mortgage.

D.
The Loan Agreement has been amended by a first supplemental agreement dated the …….. day of October 2012 (the "First Supplemental Agreement" and together with the Loan Agreement hereinafter called the "Amended Loan Agreement") made among the Owner, the Mortgagee,  the Agent and Existing Mortgagee in its capacity as party to the Master Swap Agreement (the "Party A to the Master Swap Agreement"), pursuant to which, the parties thereto, have agreed to, among other things, the termination of the Master Swap Agreement and the release of the parties thereto from their rights and obligations thereunder (including the obligation for the payment of the Swap Exposure) and to the consequent reduction of the amount secured by the Mortgage from United States Dollars thirteen million three hundred thousand (USD 13,300,000), of which the principal sum of United States Dollars ten million (USD 10,000,000) represented the Loan, and of which United States Dollars three million three hundred thousand (USD 3,300,000) represented the maximum aggregate amount of the Owner's Swap Exposure,  to United States Dollars six million two hundred fifty thousand (USD 6,250,000) representing the Loan plus interest on the Loan and costs and other sums payable in respect thereof, and performance of mortgage covenants, the rescheduling of the repayment of the principal outstanding of the Loan, the extension of its final maturity date, and to the amendment of the date of Maturity secured by the Mortgage from 15th January 2014 to 15th January 2016, on condition, among other things that the calculation of the Interest Rate and certain other provisions of the Loan Agreement be varied and/or amended and on the further condition that the Owner enters into this Amendment and Assignment to the Mortgage. A copy of the form of the First Supplemental Agreement is attached hereto as Exhibit 1 and shall be read together herewith.

NOW THEREFORE, in consideration of the premises, the parties hereby agree as follows:

1.           The Mortgage be and hereby is amended as follows:

1.1           All references in the Mortgage to "this Mortgage" and "this First Preferred Mortgage" shall be read and construed to mean the Mortgage as supplemented and amended by this Amendment and Assignment of First Preferred Mortgage.

1.2           All references in the Mortgage to the "Loan Agreement" are hereby amended to read the "Amended Loan Agreement" and all references in the Mortgage to the Loan Agreement shall be read and construed as references to the Amended Loan Agreement.

1.3.           Recitals C is being deleted and Recitals B to C of the Mortgage are being substituted as per Recital B, C and D of this Amendment and Assignment of First Preferred Mortgage, while the Recitals D. E. and F. will be read as Recitals E., F. and G.

1.4           following words "and the Master Swap Agreement" or the words "the Master Swap Agreement" or the words "and/or the Master Swap Agreement" as well as Annex 2 are being deleted from the Mortgage.

1.5           Definitions contained in sub-clause 1.1.4 (Designated Transactions) and in sub-clause 1.1.14 (Swap Exposure) are being deleted and the remaining sub-clauses are being renumbered.

1.6           Definition contained sub-clause 1.1.11 is being substituted as follows:

"1.1.11 "Secured Indebtedness" means, at any time, the obligation for the payment of the Loan plus interest thereon and costs and all other moneys payable to the Mortgagee under the Loan Agreement, and/or any security document executed pursuant to the Loan Agreement and/or any instrument whether actual or contingent, and/or any other obligation for the payment of moneys to the Mortgagee under any other instrument and/or agreement already entered into or to be entered into between the Mortgagee and the Owner or any one of the Security Parties and the performance of mortgage covenants."

1.7           the words "of the aggregate amount of the Loan and the Swap Exposure" in Clause 5.01 (a) are being substituted by the words "of the amount of the Loan".

1.8.           Clause 4.01 (a) of the Mortgage shall be amended and restated as follows:

"4.01.	The Owner hereby absolutely and unconditionally covenants and undertakes with the Mortgagee as follows:

(a)           to repay the Loan to the Mortgagee in freely transferable United States Dollars by thirteen  (13) consecutive quarterly principal installments, each amounting to United States Dollars two hundred fifty thousand (USD 250,000) each, to be accompanied by a balloon payment of United States Dollars three million (USD 3,000,000) payable together the thirteenth (13th) installment at final maturity, the first Repayment Date to occur on the 15th, January 2013 and each of the subsequent Repayment Dates shall fall at consecutive intervals of three (3) months thereafter."

1.9	The words "EFG EUROBANK ERGASIAS S.A. of Greece" in the Notice of Mortgage are being substituted by the words "EUROBANK PRIVATE BANK LUXEMBOURG SA of Luxembourg".

1.10           Clause 23.01. of the Mortgage shall be amended and restated as follows:

"23.01. For the purposes of recording this First Preferred Mortgage as required by the Laws of the Republic of Liberia, the total amount which is secured by this Mortgage is United States Dollars six million two hundred fifty thousand (USD 6,250,000) representing the Loan, plus interest on the Loan and costs and other sums payable in respect thereof, and performance of mortgage covenants.''

1.11           Clause 23.02. of the Mortgage shall be amended and restated as follows:

"23.02.    The date of Maturity of the debt secured by this Mortgage is 15th January 2016. The discharge amount is the same as the total amount."

1.12.           All the other terms and conditions of the Mortgage shall remain in full force and effect, and the Mortgage shall be read and construed as if the terms of this Amendment and Assignment were included therein by way of addition or substitution, as the case may be.

2.           As amended by this Amendment No. 1 and Assignment of First Preferred Mortgage, the Mortgage is hereby ratified and confirmed in all respects.

3.           FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, the Existing Mortgagee hereby sells, assigns, transfers and sets over unto the Mortgagee, its successors and assigns, all of the right, title and interest of the Existing Mortgagee in and to the Mortgage;

TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and assigns, to the sole and only proper use of the Mortgagee, its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Assignment the day and year first above written.

Saf-Concord Shipping Ltd		Eurobank Ergasias S.A. (formerly known as EFG Eurobank Ergasias S.A.)

By:		By:
	Name:		Name:
	Title:		Title:

Eurobank Private Bank Luxembourg SA
(formerly known as Eurobank EFG Private Bank Luxembourg SA)

By:
Name:
Title:

ACKNOWLEDGEMENT

CITY OF PIRAEUS	)
	:	ss.:
PREFECTURE OF ATTICA	)
HELLENIC REPUBLIC

 On this 29th  day of October 2012, before me personally appeared Stefania Karmiri, to me known, who being by me duly sworn, did depose and say that she resides at 4, Messogiou & Evropis Street, 151 24 Maroussi, Greece, that she is Attorney-in-Fact of Saf-Concord Shipping Ltd, the corporation described in and which executed the foregoing instrument, and that she signed her name thereto pursuant to authority granted to him by the board of directors of said corporation.

Liberian Special Agent

ACKNOWLEDGEMENT

CITY OF PIRAEUS	)
	:	ss.:
PREFECTURE OF ATTICA	)
HELLENIC REPUBLIC

On this 29th  day of October 2012, before me personally appeared S. Ydreou and J. Tsirikos, to me known, who being by me duly sworn, did depose and say that each  resides at 83, Akti Miaouli, 185 38 Piraeus, Greece, that each is Attorney-in-Fact of Eurobank Ergasias S.A. (formerly known as EFG Eurobank Ergasias S.A.), the bank described in and which executed the foregoing instrument, and that each signed his name thereto pursuant to authority granted to him by the board of directors of said bank.

Liberian Special Agent

ACKNOWLEDGEMENT

CITY OF PIRAEUS	)
	:	ss.:
PREFECTURE OF ATTICA	)
HELLENIC REPUBLIC

On this 29th  day of October 2012, before me personally appeared Katerina Avramidou, to me known, who being by me duly sworn, did depose and say that she resides at 13, Defteras Merarchias Street, that she is Attorney-in-Fact of Eurobank Private Bank Luxembourg SA (formerly known as Eurobank EFG Private Bank Luxembourg SA), the bank described in and which executed the foregoing instrument, and that she signed his name thereto pursuant to authority granted to him by the board of directors of said bank.

Liberian Special Agent

Exhibit 1
FIRST SUPPLEMENTAL AGREEMENT